UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/20/2006

Wells Real Estate Fund XIV LP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50647

GA	01-0748981
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 20, 2006, Wells Real Estate Fund XIV, L.P. (the "Registrant") entered into a purchase and sale agreement with K75 Phase III Limited Partnership, which is not affiliated with the Registrant or its general partners, to purchase a one-story distribution warehouse containing approximately 43,000 rentable square feet located on an approximate 3.81-acre parcel of land at 3675 Kennesaw 75 Parkway in Kennesaw, Georgia (the "3675 Kennesaw Building"), for a gross purchase price of $3.5 million, plus closing costs. See Item 2.01 below for more information regarding the Registrant's acquisition of the 3675 Kennesaw Building.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On January 31, 2006, the Registrant purchased the 3675 Kennesaw Building for a purchase price of approximately $3.5 million, plus closing costs, less agreed upon credits of approximately $0.1 million related to rental abatements. The acquisition was funded with net proceeds raised from the Registrant's public offering.

The 3675 Kennesaw Building, which was completed in 2005, is leased entirely to World Electric Supply, Inc. ("World Electric Supply"), a subsidiary of Sonepar, a French-based company. World Electric Supply is a distributor of electrical products with 16 locations in Florida and Georgia. Sonepar, the parent company, is a privately owned electrical distributor that has a presence in 29 countries across four continents with over 21,000 associates.

The current annual base rent payable under the World Electric Supply lease, which expires in October 2012, is approximately $0.3 million before rental abatements of approximately $0.1 million, all of which expire in April 2007. World Electric Supply has the right, at its option, to extend the initial term of its lease for one additional five-year period. World Electric Supply has a one-time option to terminate its lease agreement effective in October 2009 for a termination fee equal to $0.1 million.

Wells Management Company, Inc. ("Wells Management"), an affiliate of the Registrant and its general partners, will manage the 3675 Kennesaw Building on behalf of the Registrant and will be paid property management, leasing and asset management fees in the amount of 4.5% of gross revenues. The Registrant does not intend to make significant renovations or improvements to the 3675 Kennesaw Building. Management of the Registrant believes that the 3675 Kennesaw Building is adequately insured.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements. Audited financial statements of the acquired real property described in Item 2.01 are not required as the acquired property was not completed until mid-2005; thus, the acquired property had no operations during the year ended December 31, 2004.

(b) Pro Forma Financial Information. Since it is impracticable to provide the required pro forma financial statements for the acquired real property described in Item 2.01 at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required pro forma financial statements on or before April 15, 2006, by amendment to this Form 8-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Fund XIV LP

Date: February 01, 2006	By:	/s/ Douglas P. Williams
Douglas P. Williams
Senior Vice President of Wells Capital, Inc., corporate general partner of the Registrant